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                                                                     EXHIBIT 18


                           ESC STRATEGIC FUNDS, INC.
                                (the "Company")

                                   under the
                         INVESTMENT COMPANY ACT OF 1940
                         (as amended January 14, 1997)

                                    The Plan

I.      Introduction

        As required by Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Company, including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.

        Since the initial effective date of this Plan, July 18, 1995, the Company has elected to offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan. The Plan, including this Amendment, does not make material changes to the multi-class arrangements, including expense allocations, previously approved by the Board and in effect for the Company pursuant to an exemptive order issued to Furman Selz Incorporated, the Company's administrator ("Administrator") on July 20, 1993.

II.     The Multi-Class System

        The series of the Company indicated in Schedule A hereto shall offer two classes of shares, Class A and Class B ("Multi-Class Funds"). Shares of each class of a Multi-Class Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A and Class B shares shall have the features described in Sections A, B, C and D, below.

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        A. Sales Charge Structure

                1. Class A Shares. Class A shares of each Multi-Class Fund shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Company's Board of Directors. Class A shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Class A shares shall be distinguished from Class B shares by the relative rates of front-end sales charge and fees under the Service and Distribution Plans (see below) applicable to each class.

                2. Class B Shares. Class B shares of each Multi-Class Fund shall be offered at the then-current net asset value plus a front-end sales charge in such amount as is disclosed in the current prospectus for that Fund, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Company's Board of Directors. Class B shares shall generally not be subject to a contingent deferred sales charge provided, however, that such a charge may be imposed in such cases as the Board may approve and as disclosed in a future prospectus or prospectus supplement for a Fund. Class B shares shall be distinguished from Class A shares by the relative rates of front-end sales charge and fees under the Service and Distribution Plans (see below) applicable to each class.

        B. Service and Distribution Plans

                The Company has adopted a Master Distribution Plan pursuant to Rule 12b-1 under which Supplements were approved with respect to each class of shares of each Multi-Class Fund, containing the following terms:

                1. Class A Shares. Class A shares of each Fund shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 0.25% of the average daily net assets of a Fund attributable to its Class A shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service
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fee," as defined in rules and policy statements of the National Association of
Securities Dealers.

        2. Class B Shares. Class B shares of each Fund shall reimburse the Distributor for costs and expenses incurred in connection with distribution and marketing of shares of the Company, as provided in the Master Distribution Plan and Supplements thereto, subject to an annual limit of 0.75% of the average daily net assets of a Fund attributable to its Class B shares, provided that up to 0.25% of such average daily net assets may be designated out of such reimbursements as a "service fee," as defined in rules and policy statements of the National Association of Securities Dealers.

   C. Allocation of Income and Expenses

        1. General

           a. Daily Dividend Funds

                Funds that declare distributions of net investment income daily and that maintain the same net asset value per share in each class ("Daily Dividend Funds") will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). "Relative net assets (settled shares)," for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the particular Daily Dividend Fund. Expenses to be so allocated also include expenses of the Company that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Company Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Company Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

           b. Non-Daily Dividend Funds

                The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund, other than the Daily Dividend Funds, shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund.

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Expenses to be so allocated also include expenses of the Company that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Company Expenses") and expenses of the particular Fund that are not attributable to a particular class of the Fund ("Fund Expenses"). Company Expenses include, but are not limited to, Directors' fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund's assets.

        2.      Class Expenses
                --------------

                Expenses attributable to a particular class ("Class Expenses") shall be limited to: (a) payments pursuant to the Master Distribution Plan and Supplement by that class; (b) transfer agent fees attributable to that class;
(c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Directors' fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Company's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").
                In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Company Expense or Fund Expense, and in the event a Company Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Directors.
                The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Directors and approved by such Board and by a majority of the Directors who are not "interested persons" of the Company, as defined in the 1940 Act.
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        3.   Waivers or Reimbursements of Expenses
             -------------------------------------

             Expenses may be waived or reimbursed by the Adviser, a Manager, the Distributor or any other provider of services to a Fund or the Company without the prior approval of the Board of Directors.

   D.   Exchange and Conversion Privileges
        ----------------------------------

        Shareholders of a Multi-Class Fund may exchange shares of a particular class for shares of the same class in another Multi-Class Fund, or for shares of Asset Preservation Fund, at relative net asset value and with no sales charge, provided the shares to be acquired in the exchange are qualified for sale in the shareholder's state of residence and subject to the applicable requirements as to minimum amount. Shareholders of Asset Preservation Fund may exchange their shares for shares of a Multi-Class Fund at relative net asset value plus any applicable sales charge.

        There are currently no conversion privileges.

   E.   Board Review
        ------------

        1.   Approval of Amended Plan
             ------------------------

             The Board of Directors, including a majority of the Directors who are not interested persons (as defined in the 1940 Act) of the Company or a Fund ("Independent Directors"), at a meeting held January 14, 1997, approved the Amended Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Company. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

        2.   Approval of Further Amendments
             ------------------------------

             This Amended Plan may not be further amended materially unless the Board of Directors, including a majority of the Independent Directors, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Company. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.
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                3. Periodic Review

                   The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

        F. Contracts

           Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Directors, upon their request, such information as is reasonably necessary to permit the Directors to evaluate the Plan or any proposed amendment.

        G. Effective Date

           This Amended Plan, having been reviewed and approved by the Board of Directors and by a majority of the Independent Directors as indicated in Section E1 of the Plan, shall take effect as of January 14, 1997.
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                                   SCHEDULE A

        The following are Multi-Class Funds under this Plan, as amended January 14, 1997:

ESC Strategic Appreciation Fund
ESC Strategic Global Equity Fund
ESC Strategic Small Cap Fund
ESC Strategic Income Fund
ESC Strategic Growth Fund
ESC Strategic Value Fund\